ValueAct SmallCap Master Fund, L.P.
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133

June 21, 2010

The Board of Directors
NeuMedia, Inc.
2000 Avenue of the Stars
Suite 410
Los Angeles, CA  90067

Re:	AMV Restructuring

Gentlemen:

This agreement (“Agreement”) sets forth the terms of the agreements between ValueAct SmallCap Master Fund, L.P. (including any affiliate thereof, “VAC”), NeuMedia, Inc., formerly known as Mandalay Media, Inc. (“NeuMedia”), Jonathan Cresswell (“Cresswell”), Nathaniel MacLeitch (including in his capacity as Trustee for the AMV Founders under the AMV Note (each as defined below) “MacLeitch”), Robert Ellin (“Ellin”), Trinad Management, LLC (“Trinad Management”) and Trinad Capital Master Fund, Ltd.(“Trinad Fund” and together with Ellin and Trinad Management, the “Trinad Affiliates”) and the Guber Family Trust (“Guber” and, together with the Trinad Affiliates, the “Lead Participating Investors” and, together with any other purchasers of New Senior Notes (as defined below) the “Participating Investors”) with regard to the (i) partial satisfaction of that certain Senior Secured Note issued by Twistbox Entertainment, Inc. (“Twistbox”), guaranteed by AMV Holding Limited (“AMV”) and held by VAC, as amended (the “VAC Note”), and (ii) satisfaction of that certain Secured Promissory Note issued by NeuMedia and held by Cresswell, MacLeitch and certain other former shareholders of AMV (the “AMV Founders”), as amended (the “AMV Note”). The aggregate outstanding principal amount plus accrued and unpaid interest on the AMV Note and the VAC Note as of any date of determination is referred to herein as the “Outstanding Balance.”

In consideration of the significant costs to be borne by the parties hereto in pursuing the transactions contemplated herein and further in consideration of their mutual undertakings as to the matters described herein, upon execution by the parties hereto of this Agreement, this Agreement shall constitute the legally binding and enforceable agreement of the parties hereto.

1.           Administration.

(a)           The joint administrators of AMV (the “Administrators”) are conducting a process in the course of the administration of AMV pursuant to the provisions of the U.K. Insolvency Act of 1986 (the “Administration”) for the sale of the shares in the operating subsidiaries of AMV (collectively, the “Assets”).  NeuMedia will retain all assets and liabilities of Twistbox and NeuMedia.  The consummation of the acquisition of the Assets by Newco concurrently upon the receipt of the funds from the Client Account (as defined below) by NeuMedia pursuant to Section 1(e) is referred to herein as the “Closing.”

(b)         VAC, the AMV Founders and/or their respective affiliates (whether or not acting in conjunction with unaffiliated third parties), acting through Antiphony (Management Holdings) Limited (“Newco”), will acquire at the Closing the Assets on the standard terms of an English law insolvency acquisition consistent with the offer to the Administrators in the form attached hereto as Annex A, resulting in  the release of US$23 million of secured indebtedness, comprising of a release of all amounts due and payable under the AMV Note and a portion of the amounts due and payable under the VAC Note.  Immediately following the Closing, the AMV Note will be cancelled in its entirety and the VAC Note will be amended and restated in the form attached hereto as Annex B following such release or payment in cash (the “Amended VAC Note”).  The principal amount of the Amended VAC Note will be an amount equal to US$3.5 million.

(c)         [Reserved.]

(d)         [Reserved.]

(e)          On Friday, June 18, 2010, the Lead Participating Investors deposited the aggregate amount of US$2,500,000 in a client account (the “Client Account”) with Manatt, Phelps & Phillips LLP, which will release US$2,500,000 to NeuMedia at the Closing for the purpose of consummating the purchase by the Lead Participating Investors of the New Senior Debt (as defined below).  NeuMedia will provide evidence of the receipt of the US$2,500,000 to VAC at the Closing.  The Lead Participating Investors hereby irrevocably commit to invest an aggregate of US$2,500,000, in NeuMedia at the Closing in exchange for Notes issued by NeuMedia in the form of Annex D (the “New Senior Notes” and the indebtedness evidenced thereby, the “New Senior Debt”) allocated as follows: (a) $1,500,000 by the Trinad Fund and (b) $1,000,000 by the Guber Family Trust.  No later than five business days following the date hereof, the Lead Participating Investors shall provide notice (substantially in the form attached hereto as Annex E) to each stockholder of NeuMedia who, together with its affiliates, held, as of June 13, 2010, at least 5% of the outstanding common stock of NeuMedia, is an accredited investor within the meaning of federal securities laws and is not an officer or director of NeuMedia or an affiliate of an officer or director of NeuMedia (the “Eligible Rights Offering Participants”), which notice shall set forth the terms pursuant to which such Eligible Rights Offering Participants may elect to participate in the funding of the New Senior Debt by acquiring a portion of such indebtedness from the Lead Participating Investors(the “Rights Offering”).  At the Closing, NeuMedia will issue the New Senior Notes in the aggregate principal amount of US$2,500,000 to the Lead Participating Investors, which indebtedness will be senior to the Amended VAC Note on the terms and to the extent set forth in the Subordination Agreement in the form of Annex F (the “Subordination Agreement”).  For the avoidance of doubt, except as contemplated by the immediately preceding sentence, NeuMedia and its subsidiaries will be prohibited from issuing any debt (including a receivables line) senior to or pari passu with the Amended VAC Note.

(f)          [Reserved.]

2.           Transaction Documents.

(g)          Prior to or concurrently with the execution hereof, certain parties hereto have duly executed the following documents (collectively with this Agreement, the Intercompany Balance Documentation and the ancillary documents to be executed in connection herewith and therewith (including, without limitation, any documents necessary to effect the acquisition of the Assets), the “Transaction Documents”):

(i)           the Mutual Release Agreement in the form attached as Annex G hereto;

(ii)          the AMV/Administrators Release Agreement in the form attached as Annex H hereto;

(iii)         [Reserved]

(iv)        the Amended VAC Note;

(v)         the Amended and Restated Guarantee and Security Agreement among Twistbox, NeuMedia, each of the subsidiaries party thereto, the investor party thereto and VAC, as collateral agent in the form attached as Annex I hereto;

(vi)        the Amended and Restated Guaranty by NeuMedia to VAC in the form attached as Annex J hereto;

(vii)       the Letter Agreement between VAC, Rob Ellin, Trinad Management and NeuMedia in the form of Annex K hereto;

(viii)      the Subordination Agreement;

(ix)         the New Senior Notes;

(x)          the Guarantee and Security Agreement among Twistbox, NeuMedia, each of the subsidiaries thereof party thereto, the Participating Investors and the collateral agent described therein in the form attached as Annex L hereto (the “New Senior Note Security Agreement”);

(xi)         the Warrant Agreements between NeuMedia and each of the Participating Investors in the form of Annex M hereto (the “Warrant Agreement”);

(xii)        the Resignation Letters in the form of Annex N hereto;

(xiii)       the Earn-Out Transfer Letter Agreement in the form attached as Annex R hereto; and

(xiv)       the Non-Competition Agreement between Newco and NeuMedia in the form of Annex O hereto (the “Non-Competition Agreement”);

(h)         Immediately following the Closing, each of the Transaction Documents set forth in Section 2(a)(i)-(xiv) shall be automatically released and effective without further action by any party thereto.

(i)           At the Closing, the US$2,500,000 held in the Client Account pursuant to Section 1(e) shall be distributed to NeuMedia.

3.           Intercompany Balances.   The parties acknowledge that NeuMedia, Twistbox and AMV have agreed, effective as of May 10, 2010, that costs and expenses from NeuMedia and/or Twistbox to AMV and its subsidiaries are transferred so as to effect a net-off of intercompany balances between NeuMedia and/or Twistbox, on the one hand, and AMV and its subsidiaries, on the other hand so as to achieve a zero balance on that date for all intercompany balances.  The  parties agree to work together in good faith to take whatever actions are reasonably necessary to get the most favorable tax treatment for the Assets post-Closing.  The documentation effecting a net-off of such intercompany balances is referred to as the “Intercompany Balance Documentation.”  Any liability incurred by any party and agreed in advance by both parties after 10 May 2010 will be payable in the ordinary course.

4.           The parties acknowledge that NeuMedia, Twistbox and AMV have implemented, effective as of March 31, 2010, an allocation of costs and expenses from NeuMedia and/or Twistbox to AMV in the amount of US$1,234,206, thus effecting a net-off of intercompany balances between NeuMedia and/or Twistbox, on the one hand, and AMV, on the other hand.  Any remaining amounts due between and among AMV and its subsidiaries, on the one hand, and NeuMedia and its subsidiaries (other than AMV and its subsidiaries), on the other hand,  will be written off and the parties agree to work together in good faith to take whatever actions are reasonably necessary to get the most favorable tax treatment for the Assets post-Closing.  The documentation effecting a net-off and write off of such intercompany balances is referred to as the “Intercompany Balance Documentation.”

5.           Cancellation of NeuMedia Common Stock and Warrants.  Upon the Closing, all warrants and Common Stock of NeuMedia held by VAC will be cancelled and all warrants and Common Stock of NeuMedia held by MacLeitch and Cresswell will be repurchased by NeuMedia or its assigns for a price of US$0.02 per share.

6.           Earn-Out Transfer.  Upon the Closing, Newco shall assume all of NeuMedia’s obligations to pay Earn-Out Payments (the “Earn-Out Payments”) to the AMV Founders under and as defined in Section 2.4 of the Stock Purchase Agreement, dated as of October 8, 2008, between NeuMedia and the AMV Founders and NeuMedia shall not have any further obligations in respect of such Earn-Out Payments.  Notwithstanding the foregoing, the AMV Founders are entitled to keep and have no obligation to reimburse any Earn-Out Payments paid on or prior to the date hereof.

7.           Indemnification.

(a)           Effective immediately upon the execution of this Agreement, NeuMedia hereby agrees to indemnify and hold harmless VAC, the AMV Founders, their respective affiliates and each of their respective directors, officers, employees, partners, equityholders, representatives and agents, and each of their respective successors and assigns (collectively, the “VAC/AMV Founders Indemnified Parties”) from any and all losses, liabilities, damages, or expenses, including reasonable fees and expenses of experts and counsel and cost of litigation, and whether involving a third party or among the parties to this Agreement (the “Damages”) that any VAC/AMV Founders Indemnified Party may suffer or become subject to as a result of or arising out of or in connection with claims by shareholders or other stakeholders of NeuMedia or any other third party seeking to enjoin performance of or invalidate this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, or seeking damages with respect to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby,.

(b)           Effective immediately upon the Closing, NeuMedia hereby agrees to indemnify and hold harmless the VAC/AMV Founders Indemnified Parties from any and Damages that any VAC/AMV Founders Indemnified Party may suffer or become subject to as a result of or arising out of or in connection with claims by shareholders of NeuMedia or creditors of NeuMedia, its affiliates and subsidiaries (other than AMV and its subsidiaries), based in whole or in part on any act, omission, transaction or occurrence from the beginning of time arising from any aspect of the dealings or relationships between NeuMedia, its affiliates and subsidiaries (other than AMV and its subsidiaries) and its and their respective Representatives, on the one hand, and VAC, AMV and its subsidiaries, the AMV Founders and their respective Representatives, on the other hand, relating solely to this Agreement and the other Transaction Documents and any transactions contemplated hereby or thereby.

(c)           Effective immediately upon the Closing, NeuMedia hereby agrees to indemnify and hold harmless the VAC/AMV Founders Indemnified Parties from any and all Damages that any VAC/AMV Founders Indemnified Party may suffer or become subject to as a result of or arising out of or in connection with any third party claim relating to the operation of the business of NeuMedia or its affiliates or subsidiaries (other than AMV and its subsidiaries) prior to the Closing (other than any third party claim relating to the operation of the Twistbox business prior to February 12, 2008 and unrelated to the acquisition of Twistbox by NeuMedia).

(d)           Effective immediately upon the Closing, Cresswell and MacLeitch, jointly and severally, hereby agree to indemnify and hold harmless NeuMedia, Twistbox, their affiliates and each of their respective directors, officers, employees, partners, equityholders, representatives and agents, and each of their respective successors and assigns (collectively, the “NeuMedia Indemnified Parties”) from any and all Damages that any NeuMedia Indemnified Party may suffer or become subject to as a result of or arising out of or in connection with any third party claim relating to the operation of the AMV business prior to the Closing; provided, however, that this Section 6(d) shall not apply to any third party claim relating to or arising out of (i) the Content License and Output Agreement, effective as of July 1, 2009 (the “Vivid Agreement”), between Waat Media Corp., Twistbox, AMV and Vivid Entertainment, LLC; (ii) any tax claims; or (iii) claims by shareholders of NeuMedia or creditors of NeuMedia, its affiliates and subsidiaries (other than AMV and its subsidiaries), based in whole or in part on any act, omission, transaction or occurrence from the beginning of time arising from any aspect of the dealings or relationships between NeuMedia, its affiliates and subsidiaries (other than AMV and its subsidiaries) and its and their respective Representatives, on the one hand, and VAC, AMV and its subsidiaries, the AMV Founders and their respective Representatives, on the other hand, relating to this Agreement and the other Transaction Documents and any transactions contemplated hereby or thereby; provided, further, however, that Cresswell  and MacLeitch shall not be required to indemnify any NeuMedia Indemnified Party  under this Section 6(c) unless and only to the extent that the amount of  Damages for which the NeuMedia Indemnified Party seeks indemnification hereunder exceeds US$50,000; provided, further, however that the aggregate amount of Damages for which the NeuMedia Indemnified Parties may seek indemnification under this Section 6(c) shall not exceed US$1,500,000 in the aggregate.

8.           [Reserved.]

9.           Representations and Warranties.

(e)           Each party hereto hereby represents and warrants, severally and not jointly and solely as to itself and not as to any other party hereto, to each of the other parties hereto that (i) such party hereto has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and (ii) when this Agreement and the other Transaction Documents are executed and delivered by such party, this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligations of such party enforceable in accordance with their terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by general principles of equity and public policy).

(f)           Solely with respect to VAC, VAC is the sole beneficiary of and holds, free and clear of any lien and has full power and authority to modify the VAC Note.

(g)           Solely with respect to the Cresswell and MacLeitch (including in his capacity as representative for the AMV Founders under the AMV Note), (i) MacLeitch is the sole beneficiary (as the representative of the AMV Founders) of the AMV Note, free and clear of any lien and have full power and authority to cancel the AMV Note and (ii) MacLeitch (in his capacity as security agent for the AMV Founders) has full power and authority on behalf of the AMV Founders to release the debenture provided by AMV dated October 23, 2008, which secures amounts owing in respect of the AMV Note and to take all action necessary in connection therewith.

(h)           Cresswell, MacLeitch and VAC each owns beneficially and of record, free and clear of any lien and has full power and authority to transfer free and clear of any lien, the number and class of shares of NeuMedia Common Stock and the number of NeuMedia warrants set forth opposite such person’s name on Annex P to be cancelled or purchased by NeuMedia pursuant to Section 4 and the NeuMedia Common Stock and NeuMedia Warrants set forth on Annex P represent all of the issued and outstanding shares of capital stock of NeuMedia and warrants to acquire shares of capital stock of NeuMedia held by such person as of the date hereof.

10.         [Reserved.]

11.         [Reserved.]

12.         Expenses.  Each party hereto will bear its own costs and expenses (including, without limitation, any brokers’ or finders’ fees and any attorneys’ and accountants’ fees) in connection with the transactions proposed by this Agreement; provided, however, that VAC will advance and recover the costs of the Administration on the terms agreed to by VAC and the Administrators.

13.         Non-Disclosure.  Attached hereto as Annex Q is a form of Press Release to be filed by NeuMedia following the Closing.  Except as provided in the immediately preceding sentence or as required by law, the rules and regulations of the Securities Exchange Commission  or the requirements of any stock market on which such party’s common stock is listed or quoted (in which case the disclosing party shall advise the other party of such disclosure and provide them with a copy of such disclosure), in the event of any litigation between or involving the parties hereto and/or, in the case of VAC and the AMV Founders, in connection with the Administration, the parties hereto will not disclose, directly or indirectly, the terms of or reveal the existence of this Agreement to any person, firm or entity, other than their respective Representatives who are required to be informed thereof in connection with their approval of the transactions contemplated herein or their representation of the parties in connection with the transactions contemplated herein.  Notwithstanding the foregoing, it is acknowledged and agreed that each of VAC, MacLeitch and Cresswell may in the future determine that he/it is required to file an amendment to their report on Schedule 13D reporting, among other things, his/its ownership interest in NeuMedia and the existence and terms of this Agreement and the other Transaction Documents and may update such filing as he/it deems appropriate in his/its sole discretion.

14.         Entire Agreement; Counterparts.  This Agreement and the other Transaction Documents contain the entire understandings of the parties with respect to the subject matter of each such provision and supersedes any prior agreement between the parties, including but not limited to that certain Letter of Intent dated April 16, 2010.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

15.         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware, except any provision of this Agreement insofar as it relates to AMV or the Administrators and their respective Representatives where this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and as to which the parties intend that such persons shall be entitled to rely upon and enforce such provisions by virtue of the Contracts (Rights of Third Parties) Act 1999 as thought they were a party to this Agreement.

16.         Consent to Jurisdiction; Service of Process

(i)            In relation to any legal action or proceedings arising out of or in connection with any provision of this Agreement insofar as it relates to AMV or the Administrators or their respective Representatives, each party hereby irrevocably submits to the jurisdiction of the courts of England and waives any objection to the courts of England on the grounds that they are inappropriate or inconvenient forum.  Each such submission is made for the benefit of the other parties to this Agreement (and AMV and the Administrators and their respective Representatives) and shall not affect the right of each other party to take proceedings in any other court of competent jurisdiction nor shall the taking of proceeding in any court of competent jurisdiction preclude each other party from taking proceedings in any court of competent jurisdiction (whether concurrently or not) unless precluded by law.

(j)            Save as set out in Section 15(a) above, the parties hereto agree that any suit,  action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in any Delaware State court in the City of Wilmington, or in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth on the signature page hereto shall be deemed effective service of process for any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby brought against such party in any such court as set forth in this Section 15.

17.         No Third Party Beneficiary.  Save as expressly provided in this Agreement, nothing in this Agreement shall confer any rights, remedies or claims upon any person not a party or a permitted assignee of a party to this Agreement; provided, however, that (i) the VAC/AMV Founders Indemnified Parties are intended third party beneficiaries of Section 6(a) and Section 6(b) and (ii) the NeuMedia Indemnified Parties are intended third party beneficiaries of Section 6(c).

18.         Specific Performance.

(k)           The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

(l)            Each party hereto agrees not to question or otherwise challenge the assertion or enforceability of this remedy, in and of itself, as described in Section 17(a) by any other party hereto.

[Remainder of page intentionally left blank.]

Please indicate your acceptance of the above terms and conditions by executing and returning the enclosed copy of this letter to us at your first opportunity.  We look forward to closing the transaction as soon as possible.

Very truly yours,

VALUEACT SMALLCAP MASTER FUND, L.P.
By its General Partner, VA SmallCap Partners, LLC

By:
Name:
Title:
Address:	435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133

This Agreement sets forth our understanding of the transactions contemplated herein and related matters.

NEUMEDIA, INC.

By:
Name:
Title:
Address: 2000 Avenue of the Stars
Suite 410
Los Angeles, CA 90067

Jonathan Cresswell
Address:	___________
___________

Nathaniel MacLeitch
Address:	___________
__________]

Signature Page to Letter Agreement

Lead Participating Investors:

Trinad Affiliates:

Trinad Capital Master Fund, Ltd.

By:
Title:

Address:	2000 Avenue of the Stars
Suite 410
Los Angeles, CA 90067

Trinad Management, LLC

By:
Title:

Address:	2000 Avenue of the Stars
Suite 410
Los Angeles, CA 90067

Robert Ellin

Address:	2000 Avenue of the Stars
Suite 410
Los Angeles, CA 90067

Guber:

Guber FamilyTrust

By:

Address:

Signature Page to Letter Agreement

ANNEX A

Form of AMV Offer

ANNEX B

Amended VAC Note

ANNEX C

Intentionally Omitted

ANNEX D

New Senior Notes

ANNEX E

Notice of Rights Offering

ANNEX F

Subordination Agreement

ANNEX G

Mutual Release

ANNEX H

AMV Administrators Release Agreement

ANNEX I

Amended and Restated Guaranty and Security Agreement

ANNEX J

Amended and Restated Guaranty

ANNEX K

Ellin Letter Agreement

ANNEX L

New Senior Note Security Agreement

ANNEX M

Warrant Agreement

ANNEX N

Resignation Letters

ANNEX O

Non-Competition Agreement

ANNEX P

Certain Outstanding Shares and Warrants

Beneficial Owner	Shares	Warrants

VAC	561,798 shares of Common Stock	Warrant to purchase 1,092,622 shares of Common Stock

Warrant to purchase 1,092,621 shares of Common Stock

Warrant to purchase 280,899 shares of Common Stock

Cresswell	1,770,287 shares of Common Stock

MacLeitch	1,770,287 shares of Common Stock

ANNEX Q

Form of Press Release

ANNEX R

Form of Earn-Out Transfer Agreement